EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-149316 on Form S-8 of our reports relating to the consolidated financial statements and the related financial statement schedule of VisionChina Media Inc. and its subsidiaries and variable interest entity (the “Company”) and the effectiveness of the Company’s internal control over financial reporting dated April 6, 2009, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2008.
/s/ Deloitte Touche Tohmatsu
Deloitte Touche Tohmatsu
Hong Kong
April 6, 2009